Exhibit 99.1

CONSENT OF JACK I. TOMPKINS

     Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned, Jack I. Tompkins, hereby consents to all references to him in the Registration Statement on Form S-11 (including any amendments thereto, the “Registration Statement”) of Hartman vREIT XXI, Inc., and the prospectus included therein, including, without limitation, any references under the heading “Management” to the undersigned agreeing to serve as an independent director of Hartman vREIT XXI, Inc., upon election by the board of directors to fill a vacancy prior to the commencement of the offering described therein. The undersigned also grants his permission to file a copy of this consent as an exhibit to the Registration Statement.

October 1, 2015	/s/ Jack I Tompkins
Jack I. Tompkins